BKR INTERNATIONAL

independent member

יראל + שותפים

YAREL + PARTNERS

CPA (ISR.) רואי חשבון

To

Modigene Inc

We herby consent to the use of our report dated March 24, 2008 relating to the financial statements of Modigene Inc. in the 10-KSB.

Yarel + partners

Tel-Aviv, Israel

Yarel + Partners

March 26, 2008

Certified Public Accountants